Exhibit 10.10

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between B.E. Storage LLC, an Arizona limited liability company (“Seller”), and SST II Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 4730 E. Baseline Road, Phoenix, Arizona 85042, containing approximately 1.78 acres of land, and being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities currently being constructed on the Land by Seller in accordance with the plans and specifications set forth on Schedule “B” attached hereto and incorporated herein (the “Plans and Specifications”), to contain approximately 68,770 net rentable square feet of storage space comprised of 653 rental units, which rental units shall be in conformity with the unit mix set forth on Exhibit “K” attached hereto (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements for rental units in the Property hereafter entered into by or on behalf of Seller in accordance with the terms of this Agreement (collectively, the “Leases”), including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Billboard Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, now or hereafter owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”).

(g) Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h) Intangible Property. All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone and telecopy numbers, (iv) the Plans and Specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) as applicable, all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property, including the website information, paid search campaigns and local listing information listed on Exhibit “J” attached hereto (with Seller agreeing, where applicable, to take the actions relating thereto as set forth in Exhibit “J”).

2.

PURCHASE PRICE

2.1 Purchase Price.

(A) The purchase price (the “Purchase Price”) for the Property shall be the sum of Eleven Million Seven Thousand Three Hundred Twenty-Six and 20/100 Dollars ($11,007,326.20), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined in Section 3.1(A) below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

(B) Notwithstanding the foregoing, the parties agree that the final Purchase Price will be the product of the “Actual Square Footage” multiplied by $160.06. For purposes of this Agreement, the term Actual Square Footage shall mean the results of a physical measurement of the Improvements performed by laser measurement from interior wall to interior wall of each unit within the Improvements rounded to the nearest whole foot. The Actual Square Footage shall be determined during the Approval Period.

(C) In the event it is determined during the Approval Period that the Actual Square Footage is more than 3% larger or smaller than 68,770 net rentable square feet of storage space, then Purchaser may elect to terminate this Agreement by delivering written notice to the other party on or before the expiration of the Approval Period, in which case the Earnest Money shall be returned to Purchaser by Escrow Agent and neither party shall have any further obligations hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

3.

EARNEST MONEY

3.1 Earnest Money.

(A) Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jeff Porter (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (the “Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00).

(B) The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”. The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent.

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within five (5) days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”).

4.1.1 Approval Period. During the period commencing on the Effective Date (as defined in Section 9.12 below) and expiring at 5:00 p.m. Central Time on the Fiftieth (50th) day following the Effective Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use;

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items; and

(c) Purchaser’s approval of the Actual Square Footage determined in accordance with the procedures set forth in Section 2.1 above.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2 Title Commitment. Seller shall convey good and marketable fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within ten (10) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price, issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with legible (or the best available) copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible (or the best available) copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a Permitted Encumbrance, or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing), exclusive of preprinted exceptions, are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey, including any update to the Title Commitment or Survey following “Substantial Completion of the Work” and/or “Completion of the Work” (as defined in Section 5.7 below), indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall, within five (5) days after receipt of any such update to the Title Commitment or Survey, notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any exceptions that arise in connection with construction of the Improvements, and (iii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, (a) the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (b) Purchaser shall be entitled to receive reimbursement from Seller for all out-of-pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement not to exceed $50,000.00, and (c) neither party shall have any further obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Within ten (10) days following the Effective Date, Purchaser shall order a current survey of the Property (the “Survey”), which shall be in form reasonably acceptable to Purchaser and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11, 13, 14, 16, 17, 18, 19 and 20. Additionally, within five (5) days following “Substantial Completion of the Work” (as defined in Section 5.7 below), Purchaser shall order a current as-built survey of the Property (the “Updated Survey”), dated subsequent to the date of completion of the Improvements, reflecting the location of the completed Improvements, all ALTA/ACSM Land Title Survey Table A Items referenced in the preceding sentence, and otherwise in form reasonably satisfactory to Purchaser. All costs and expenses relating to the Survey and the Updated Survey, including all revisions thereto, shall be borne by Purchaser.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless for, from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, excluding the discovery of pre-existing conditions on the Property, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $2,000,000, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior notice to Seller, which may be verbal.

4.3 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) Seller owns good and marketable fee simple title to the Property, and no party has the right or option to acquire all or any portion of the Property, other than Purchaser pursuant to the terms of this Agreement,

(ii) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(iii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iv) there is no existing or pending (or to Seller’s Knowledge threatened) litigation affecting Seller or the Property,

(v) to Seller’s Knowledge there does not exist, and Seller has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(vi) to Seller’s Knowledge there does not exist, and Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vii) there are no service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below,

(viii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(ix) there are and will be no parties in possession of, or claiming any possession to, any portion of the Property, other than tenants under Leases, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below, as reflected on the rent roll to be provided by Seller to Purchaser at Closing (the “Rent Roll”),

(x) at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xi) the Rent Roll shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent shall have been given other than those reflected on such Rent Roll,

(xii) all information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is true, correct and complete in all material respects,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) the Improvements will be, and as of the Closing Date shall have been, constructed in material conformance with the Plans and Specifications,

(xvi) the Improvements, following completion, shall be free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) to Seller’s Knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below) or otherwise adversely affect the Property, and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements, and to Seller’s Knowledge there does not exist, and Seller has received no notice, regarding any environmental contamination on, at or adjacent to the Property. Notwithstanding the foregoing, Seller hereby discloses to Purchaser that during the course of constructing the Improvements Seller installed underground storm water retention tanks to comply with the approved Storm Water Prevention Plan for the Property and in accordance with the Plans and Specifications,

(xviii) on or before Closing, Seller shall obtain all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which, as of the Closing, shall be in full force and effect and not subject to revocation, suspension, forfeiture or modification,

(xix) to Seller’s Knowledge the Property is legally compliant and conforms with all applicable zoning laws, rules and regulations,

(xx) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended,

(xxi) there are no Leases, Tower Leases or Billboard Leases affecting the Property other than those approved in writing by Purchaser,

(xxii) the Plans and Specifications include the unit mix set forth on Exhibit “K” attached hereto, and

(xxiii) Seller has obtained all building permits and other governmental approvals as may be necessary to commence and complete construction of the Improvements, and further has obtained all necessary financing to enable Seller to complete construction of the Improvements.

As used in this Section 4.3, “Seller’s Knowledge” shall mean the actual knowledge of Mike Esman, and does not include constructive knowledge or any duty of inquiry, and in no event will Mike Esman have personal liability for a breach of warranty or representation under this Agreement, provided, however, that Seller represents and warrants to Purchaser that Mike Esman is familiar with the day to day operation of the Property and is the individual within Seller’s business organization most knowledgeable with respect to the substance of Seller’s representations and warranties set forth in Section 4.3(a) above.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective and deemed given as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of twelve (12) months.

(b) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property, and (x) any “hazardous substance” as now defined in the Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes). Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.4 Limitation of Representations and Warranties.

(a) General Disclaimer. Except as expressly provided in this Agreement or any agreements entered into between Purchaser and Seller in connection with the Closing or any other documents to be delivered in connection with Closing, Seller does not make any representations, guaranties, promises, statements, assurances or warranties of any kind or nature whatsoever, express or implied, as to the financial condition, business, operation, assets, liabilities or prospects of the Property or any of its operations or the Due Diligence Items.

(b) “As Is/Where Is”. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Deed (as defined in Section 6.5(a) below), or any other documents to be delivered in connection with the Closing, Purchaser hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “as is/where is” condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Purchaser’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.

Inspection by Purchaser. Purchaser shall conduct and rely upon its own inspection and investigation of the Property. Purchaser represents to Seller that, except to the extent of any representation, warranty or covenant of Seller expressly set forth in this Agreement, the Deed, or any other documents to be delivered in connection with the Closing, Purchaser is relying solely upon such inspections and investigations in connection with the purchase of the Property, and not upon any express or implied representations, guaranties, promises, statements, assurances or warranties of Seller or any of Seller’s employees or agents as to the Property.

4.5 Purchaser’s Representations and Warranties.

(a) Purchaser represents and warrants to Seller that:

(i) Purchaser has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Purchaser under this Agreement,

(ii) Purchaser is in compliance with the requirements of the Executive Order and other similar requirements contained in the rules and regulations of the OFAC and in any enabling legislation or other Executive Orders or Foreign Asset Orders. Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other OFAC Lists, or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

Purchaser shall deliver a certificate to Seller at Closing updating and recertifying all of the foregoing representations and warranties to Seller so as to be effective and deemed given as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of twelve (12) months.

4.6 Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement, (c) as of the Closing Date, there shall have been no material adverse change in the Property or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, and (d) as of the Closing Date, the Improvements shall have been constructed in material conformance with the Plans and Specifications, free from any liens or other claims, and all required certificates of occupancy shall have been issued with respect thereto; failing any of which, Purchaser, at its option, and in addition to any other remedy available under this Agreement, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards covered by extended coverage endorsement, including at all time maintaining builder’s risk insurance at completed value, with wind and flood coverage, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Two Million and no/100 Dollars ($2,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. Following completion of the Improvements, and through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business and in a commercially reasonable manner.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party service contracts which are approved by Purchaser, in writing, in Purchaser’s sole discretion (herein, the “Contracts”).

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any leases, including Tower Leases and Billboard Leases, without Purchaser’s prior written consent, to be granted or withheld in Purchaser’s sole discretion, or (ii) amend, terminate or accept the surrender of any leases, including Tower Leases and Billboard Leases, if any, or directly or indirectly grant any discounts or rental concessions to any tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an “Affiliate”), and (ii) all future leases shall be entered into only with third parties that are unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property or Seller’s ability to perform its obligations hereunder.

5.7 Construction of Improvements.

(a) Seller’s Construction Obligations. Seller shall at all times diligently prosecute “Completion of the Work” (as hereinafter defined), including construction of the Improvements (the “Work”) with all due diligence in material conformance with the Plans and Specifications and otherwise in accordance with this Agreement. Seller agrees to achieve Completion of the Work no later than June 15, 2021 (the “Outside Completion Date”). No changes may be made to the Plans and Specifications following the Effective Date without the express prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Substantial Completion of Work. At such time as Seller determines that “Substantial Completion of the Work” (as defined below) has occurred, Seller shall provide Purchaser with written notice thereof, which notice shall include a unit inventory in the form of Exhibit “L” attached hereto (the “Unit Inventory”), with all blanks in the “Seller Provided Information” area of said form completed by Seller. Within ten (10) days following Purchaser’s receipt of such notice, Seller and Purchaser shall perform a walk-through of the Improvements (the “Punchlist Walk-Through”), and, based upon such walk-through, Purchaser shall prepare a detailed punchlist (the “Punchlist”), setting forth items to be corrected or otherwise completed by Seller. For purposes of this Section 5.7(b), “Substantial Completion of the Work” shall mean the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Plans and Specifications so that the Improvements can be occupied for their intended use.

(c) Completion of the Work. The term “Completion of the Work” shall mean the date upon which all of the following shall have occurred, as acknowledged by Purchaser in writing:

(i) Seller shall have obtained, and furnished to Purchaser, copies of all acceptance letters from all applicable governmental authorities for all streets, curbs, gutters, alleys, water lines and sanitary and storm sewers serving the Improvements, including any necessary offsite water lines and sanitary and storm sewers;

(ii) Seller shall have provided Purchaser with evidence satisfactory to Purchaser that all utilities required by the Plans and Specifications have been installed and are fully operational;

(iii) the Work shall have been completed in material conformance with the Plans and Specifications, all applicable laws, ordinances, codes, rules and regulations, including without limitation, building codes and standards, and an architect designated by Purchaser and structural engineer designated by Purchaser (as to foundations and slabs) shall have provided completion certificates to Purchaser in form satisfactory to Purchaser;

(iv) final and unconditional certificates of occupancy (the “Certificates of Occupancy”) shall have been issued for the Property by all applicable governmental authorities, and any and all other permits, licenses and approvals from all applicable governmental authorities necessary for the intended use of the Property shall have been issued, copies of all of which shall have been provided to Purchaser;

(v) any and all assessments, public or private, special or general, arising out of or in connection with, or in any manner pertaining to, the prosecution of the Work or any portion thereof, including, but not limited to, paving assessments and/or liens and assessments for or relating to the construction of sewer, water, electric or other utility facilities, shall have been paid in full, and Seller shall have delivered to Purchaser evidence of the same;

(vi) all amounts due to contractors, subcontractors and material suppliers with respect to the Work shall have been paid in full, and no liens shall have been filed or threatened with respect to the Work nor any claims made which could result in a lien being filed against the Property;

(vii) Seller shall have provided Purchaser with final lien waivers from the general contractor and each subcontractor and supplier of material with respect to the Work;

(viii) Purchaser shall have received the Updated Survey, in form satisfactory to Purchaser, reflecting completion of the Work;

(ix) Seller shall have completed all work set forth on the Punchlist to Purchaser’s satisfaction; and

(x) The Land and Improvements shall be in a neat, clean and orderly condition, with no debris, trash or construction equipment located thereon.

(d) Construction Financing. Seller agrees that any default by Seller or any affiliate of Seller, or any principal thereof, under any of the documents evidencing, securing or entered into in connection with the financing obtained by Seller with respect to the construction of the Improvements, which default is not cured within any applicable notice and/or cure period set forth in such loan documents, shall constitute a default by Seller under this Agreement, with respect to which there shall be no cure rights under Section 8.3 hereof.

5.8 Management of Property. It is understood and agreed that, if Seller opens the Property for operation prior to Closing (which Seller may elect to do or not do in its sole and absolute discretion), the Property shall be managed by a party designated by Purchaser (the “Property Manager”), pursuant to the terms of a management agreement (the “Management Agreement”) to be entered into and executed by Seller and Property Manager, upon Purchaser’s request. The Management Agreement shall be in form reasonably acceptable to Seller and Purchaser, and shall provide for a management fee equal to 6% of monthly gross revenues. In this regard, Seller agrees that, prior to Closing and following execution of the Management Agreement, the Property Manager shall be permitted to enter into lease agreements with space tenants, on Seller’s behalf, which leases shall be in form and upon terms reasonably acceptable to Seller and Purchaser.

5.9 Signage. Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Effective Date announcing the self-storage facility to be constructed on the Land.

5.10 Assignment of Contractor Warranties. At the Closing, Seller shall assign to Purchaser all warranties and guaranties under that certain Construction Contract dated May 1, 2019 (the “Construction Agreement”), by and between Seller, as owner, and Patriot Contracting LLC (“Contractor”), as general contractor, a copy of which is attached hereto as Exhibit “E” and incorporated herein, covering the construction of the Improvements, pursuant to an Assignment of Contractor Warranties in form attached hereto as Exhibit “F” and incorporated herein (the “Assignment of Contractor Warranties”). The Construction Agreement shall not be modified, amended or terminated in any respect without Purchaser’s prior written consent, which may be granted or withheld in Purchaser’s sole discretion.

5.11 Assignment of Subcontractor Warranties. At the Closing, Seller shall cause Contractor to assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of Contractor’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.12 INTENTIONALLY DELETED.

5.13 Seller Warranty. At the Closing, Seller shall deliver to Purchaser a construction warranty (the “Seller’s Construction Warranty”), in the form attached hereto as Exhibit “I” and incorporated herein, warranting the Improvements to be free from defects in materials or workmanship for a period of twelve (12) months following the Closing Date (the “Warranty Period”). At Closing, Seller shall place the sum of $50,000 (the “Warranty Escrowed Funds”), in escrow with Escrow Agent, pursuant to an escrow agreement in the form attached hereto as Exhibit “M” (the “Warranty Escrow Agreement”), to be held until the later to occur of (i) the expiration of the Warranty Period, (ii) final resolution of any warranty claim made by Purchaser within the Warranty Period, or (iii) the final resolution of any post-closing claims that Purchaser may have against Seller either under this Agreement or under the documents executed by Seller at Closing. The Warranty Escrowed Funds shall be disbursed to Purchaser in compensation for any Seller default under Seller’s Construction Warranty, as further provided in the Seller’s Construction Warranty, and/or for any post-closing claims that Purchaser may have against Seller either under this Agreement or under the documents executed by Seller at Closing. Any undisbursed portion of the Warranty Escrowed Funds shall be disbursed to Seller upon the expiration of the Warranty Period unless a warranty claim or other post-closing claim remains unresolved at such time, in which event all or a portion of the Warranty Escrowed Funds equal to the amount of such claims shall be reserved and not disbursed to Seller, subject to the resolution of such claims.

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is thirty (30) days following Completion of the Work; provided, however, that in the event Completion of the Work has not occurred by the Outside Completion Date, then Seller shall be in default under this Agreement, and Purchaser shall be entitled to pursue any remedies available to Purchaser under Section 8.1 below. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless for, from and against any such taxes, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income at Closing shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation expressly shall survive Closing and shall occur within ten (10) business days following Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent, of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

(d) In the event any prorations made at Closing pursuant to this Section 6.3 are determined after Closing to be incorrect, the parties agree to promptly correct such error.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) any escrow fees of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, (d) all costs relating to the Survey and the Updated Survey, and (e) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) all speculative builder taxes payable in connection with the consummation of the transaction contemplated by this Agreement, (v) all costs and expenses of whatsoever nature relating to construction of the Improvements, (w) all title insurance costs relating to the base Title Policy, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B” and incorporated herein, subject only to the Permitted Encumbrances. The description of the Land provided with the Updated Survey shall be the description used in the Deed.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment of Personal Property”), in the form attached to this Agreement as Exhibit “D” and incorporated herein.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in form attached to this Agreement as Exhibit “C” and incorporated herein.

(e) Leases. The originals of all of the Leases, and the Tower Leases and Billboard Leases, if any.

(f) Contracts. The originals of all of the Contracts.

(g) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(i) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).

(j) Title Policy. The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form approved by Purchaser and subject only to the Permitted Encumbrances; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form approved by Purchaser and subject only to the Permitted Encumbrances, or (ii) a proforma owner’s title policy, in the form approved by Purchaser and subject only to the Permitted Encumbrances, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k) Contractor Warranties. The Assignment of Contractor Warranties, executed by Seller and Contractor;

(l) Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Contractor;

(m) INTENTIONALLY DELETED;

(n) Seller’s Warranties. The Seller’s Construction Warranty;

(o) Warranty Escrow Agreement. The Warranty Escrow Agreement;

(p) Tax Clearance Letters. Clean “tax clearance” letters, as current as possible, but in no event dated earlier than five (5) days prior to the Closing Date, confirming the payment of any sales or transaction privilege tax from each applicable sales taxing authority (state, county and city) with respect to the Property; provided, further, however, that if Seller is not able to provide at Closing such tax clearance letters despite using commercially reasonable efforts, Seller shall (i) provide such other proof of payment of all sales, contracting and/or transaction privilege taxes due to the State of Arizona, County of Maricopa, and the City of Phoenix from all activity undertaken for or on behalf of Seller on the Property, and (ii) escrow such funds at Closing as Purchaser determines are reasonably required to cover the amount of any unpaid taxes, pursuant to an escrow agreement in form reasonably acceptable to Seller and Purchaser, which escrowed funds shall be released to Seller upon delivery of the tax clearance letters;

(q) Affidavit of Value. An Affidavit of Property Value with respect to the Deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with the Deed; and

(r) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of the Earnest Money, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent;

(b) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.5(a).

(c) Contractor Warranties. The Assignment of Contractor Warranties, executed by Purchaser;

(d) Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Purchaser;

(e) INTENTIONALLY DELETED;

(f) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement;

(g) Warranty Escrow Agreement. The Warranty Escrow Agreement;

(h) Affidavit of Value. An Affidavit of Property Value with respect to the Deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with the Deed; and

(i) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Fifty Thousand and no/100 Dollars ($50,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing. If the Property suffers any damage less than Fifty Thousand and no/100 Dollars ($50,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Seller to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that in the event specific performance for any reason is not available, then Purchaser shall be entitled to recover damages from Seller as described in Section 8.1(ii) below, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and reimbursement from Seller for any and all of actual out-of-pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement or the transaction contemplated hereby not to exceed the sum of $50,000.00.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Purchaser to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, (ii) Seller shall be entitled to receive no more than a total of three (3) such notices with respect to Seller’s construction obligations under this Agreement, and (iii) in no event shall any such notice and cure period result in an extension of the Closing Date or the Outside Completion Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent, by one of the other permitted methods of providing notice in subsections (a), (b) or (c) of this Section 9.1, or (e) on the date delivered by electronic mail to the respective E-mail addresses specified below, provided any such electronic mail notice shall be sent on the date delivered by electronic mail by one of the other permitted methods of providing notice in subsections (a), (b) or (c) of this Section 9.1. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	B.E. Storage LLC
701 N. 44th Street
Phoenix, Arizona 85008
Attn: Leo R. Beus
Tel: (480) 429-3001
Fax: (480) 429-3100
E-Mail: Lbeus@beusgilbert.com

with a copy to:	Beus Gilbert McGroder PLLC
701 N. 44th Street
Phoenix, Arizona 85008
Attn: Patrick E. Sovereign
Tel: (480) 429-3021
Fax: (480) 429-3100 E-Mail: Psovereign@beusgilbert.com

If to Purchaser:	SST II Acquisitions, LLC
10 Terrace Road
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606
E-Mail: hms@sam.com

with copies to:	SAM Acquisitions, LLC
8235 Douglas Ave #1250
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606
E-Mail: wjohnson@SmartStop.com ; and

Flynn Law Offices, P.C.
1133 Airline Dr, Suite 2201
Grapevine, TX 76051
Attn: Scott Flynn, Esq..
Tel: (817) 303-2257
Fax: (682) 267-0407
E-Mail: sflynn@flynnlawpc.com

If to Escrow Agent:	Republic Title of Texas, Inc.
2626 Howell Street, 10th Floor
Dallas, Texas 75204
Attn: Jeff Porter
Tel: (214) 855-8820
Fax: (972) 516-2512
E-Mail: jporter@republictitle.com

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay Quantum Property Advisors (“Broker”) a real estate commission if and only if the transaction contemplated by this Agreement is successfully consummated. Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement, or the date for performance specified in this Agreement, falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Arizona, then, in such event, the time of such period, or the date for such performance, shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Arizona and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SmartStop OP, L.P., a Delaware limited partnership, SmartStop Self Storage REIT, Inc., a Maryland corporation, SS Growth Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, Strategic Storage Trust VI, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee, or (v) a partnership or joint venture in which the Purchaser, or any entity described in paragraphs (i) through (iv) above, has an interest; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Additionally, Seller shall be prohibited from assigning all or any portion of its rights under this Agreement, including its rights in and to all or any portion of the Earnest Money.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record) hereto, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a) Schedule A, List of Due Diligence Documents

(b) Schedule B, Plans and Specifications

(c) Exhibit A, Legal description of the Land

(d) Exhibit B, Form of the Deed

(e) Exhibit C, Form of the Non-Foreign Affidavit;

(f) Exhibit D, Form of the Assignment of Personal Property

(g) Exhibit E, Construction Agreement

(h) Exhibit F, Form of the Assignment of Contractor Warranties

(i) Exhibit G, Form of the Assignment of Subcontractor Warranties

(j) Exhibit H, INTENTIONALLY OMITTED

(k) Exhibit I, Form of the Seller’s Construction Warranty

(l) Exhibit J, Digital Assets

(m) Exhibit K, Unit Mix

(n) Exhibit L, Unit Inventory

(o) Exhibit M, Form of Warranty Escrow Agreement

(p) Exhibit N. Form of Non-Compete Agreement

9.14 INTENTIONALLY DELETED.

9.15. Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.16 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.    The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form attached hereto as Exhibit “N”, executed by Seller, Leo R. Beus and Michael Esman (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self-storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19 Force Majeure. Notwithstanding anything herein to the contrary, neither Seller nor Purchaser will be in default under this Agreement and neither party will have a right to terminate this Agreement for delay in performing hereunder by the other party if such delay is caused by conditions beyond such party’s control, including, but not limited to, acts of God, government restriction, wars, insurrections and/or any other cause beyond the reasonable control of such party (including mechanical, electronic, or communication failure), and any period for such party’s performance hereunder shall be extended by one day for each day of delay caused by events described above in this Section 9.19.

9.20 Environmental. In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements or the possibility that Hazardous Materials may exist on or under the Property that will require remediation under any applicable federal or state laws, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement on or before the Closing Date upon written notice to Seller, in which event, the Earnest Money shall be immediately returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

9.21 Speculative Builder Tax. Seller agrees that at Closing Seller shall fund a cash escrow with the Escrow Agent for the benefit of Purchaser in an amount equal to 110% of the estimated speculative builder tax imposed by the City of Phoenix, Arizona, on the construction and sale of the Property (the “Builder Tax”). In order to establish the projected Builder Tax, Seller agrees to provide Purchaser, at Purchaser’s request and for Purchaser’s review and approval, not later than five (5) business days prior to Closing, with Seller’s estimate of the Builder Tax, together with appropriate back-up for Seller’s calculation of same. The Escrow Agent shall hold 110% of the projected Builder Tax amount agreed to by Purchaser in escrow from and after Closing until such time as Seller delivers to Purchaser and Escrow Agent evidence that the actual Builder Tax is paid by Seller, including, without limitation, a tax clearance letter confirming that the Builder Tax has been paid in full, at which time the escrowed funds shall be released to Seller. The terms of the foregoing escrow shall be set forth in an escrow agreement, the form of which shall be reasonably acceptable to Seller, Purchaser and Escrow Agent, and which escrow agreement shall be executed and delivered by Seller, Purchaser and Escrow Agent at Closing. Seller shall indemnify, defend and hold Purchaser harmless for, from and against all claims for the Builder Tax which may be asserted against Purchaser, which obligation of indemnification shall survive the Closing or termination of this Agreement.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

B.E. STORAGE LLC, an Arizona limited liability company

By: Paxton, Inc., an Arizona corporation, its Manager

By:	/s/ Patrick E. Sovereign

Patrick E. Sovereign, Vice President

Date: March 22, 2021

PURCHASER:

SST II Acquisitions, LLC, a Delaware limited liability company

By:	/s/ Michael S. McClure

Name:	Michael S. McClure

Title:	President

Date: March 24, 2021